EXHIBIT 23.4
Consent of Independent Auditors
We consent to the use in the Registration Statement on Form S-4 of Citizens, Inc., relating to the merger between Citizens Acquisitions, Inc., a wholly-owned subsidiary of Citizens, Inc. and Integrity Capital Corporation, of our report dated May 5, 2008, with respect to the consolidated financial statements of Integrity Capital Corporation and subsidiary as of December 31, 2007 and 2006, and the years then ended. In addition, we consent to the reference to our firm, and the statements with respect to us, under the heading “Experts” in the proxy statement-prospectus included in such Form S-4.
/s/ Kerber, Eck & Braeckel LLP
Springfield, Illinois
January 12, 2009